EXHIBIT 10.44

July 1, 2006

Mr. Mark Dale

4710 New Town Blvd

Owings Mills MD 21117

RE:          Employment Offer from CastlePoint Management Corp.

Dear Mr. Dale:

We are pleased to offer you the President of CastlePoint Management Corp., reporting to Michael H. Lee, under the following terms:

•                  Salary: minimum annual base salary of $350,000 and an annual incentive bonus with the target bonus being 30% of your base salary. In addition, you will also participate in our long-term incentive plan, which historically pays an additional 30% of your annual base pay. Vesting is subject to the conditions outlined in the Long Term Incentive Plan. Mark, you are entitled to a full bonus (minimum $75,000) and full equity payouts in February 2007.

•                  Equity: Upon Board Compensation Committee approval, CastlePoint will grant you restricted stock with the equivalent value of $150,000, valued upon your start date. Vesting is subject to the conditions outlined in the Long Term Incentive Plan.

•                  Sign-on: We will pay you a one time $75,000 cash bonus upon 60 days employment.

•                  Relocation: We will compensate you a maximum of $35,000, which will be grossed up for income tax purposes, to be used for expenses related to your relocation to the metropolitan area. Prior to your relocation, CastlePoint will pay for expenses related to temporary housing for up to two (2) months from your start date.

•                  Severance: You are eligible for twelve (12) months salary severance in the event your employment is terminated for reasons other than based upon performance related issues or for cause, which we define as material violation of employment policy, fraudulent or criminal behavior or insubordination.

•                  Vacation and Personal Days: You will receive twenty (20) annual paid vacation days in addition to personal/sick days as permitted in accordance with CastlePoint’s Employment Guide.

•                  Health and Other Benefits: You and your family (any dependent under the age of 21) will be entitled to CastlePoint’s standard health insurance, which is currently with Aetna. In addition to the health benefit, we have Group Life Insurance/Long-Term Disability and 401(K) Savings Plan.

•                  Start Date: To be determined.

This offer is contingent upon successful background and reference check.

Mark, we are very much looking forward to having you join our company. If you have any comments or questions with respect to the above, please feel free to contact me.

Very truly yours,

/s/ Michael H. Lee

Michael H. Lee

President and Chief Executive Officer

CastlePoint Holdings, Ltd.

/s/ Mark Dale
I agree to and accept the above offer of employment.